UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
October 16, 2015

FORTINET, INC.
(Exact name of registrant as specified in its charter)

State of Delaware	001-34511	77-0560389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
899 Kifer Road
Sunnyvale, CA 94086
(Address of principal executive offices, including zip code)
(408) 235-7700
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 19, 2015, Fortinet, Inc. (the “Company”) filed a Current Report on Form 8-K disclosing that Judith Sim had been appointed to the Company’s Board of Directors (the “Board”) on June 15, 2015. At the time of the appointment, the Board had not yet decided on which of the Board’s standing committees Ms. Sim would serve.

On October 16, 2015, the Board appointed Ms. Sim to the Board’s Audit Committee (the “Audit Committee”), effective immediately as of the same date.

As a result of the resignation of Hong Liang Lu from the Board and from the Audit Committee on August 24, 2015, the Company was no longer in compliance with Listing Rule 5605(c)(2)(A) of the NASDAQ Stock Market LLC (“NASDAQ”), which requires that the Company’s Audit Committee be comprised of at least three members and that each such member be an independent director (as defined in Listing Rule 5605(a)(2)). The Audit Committee was comprised of three members prior to Mr. Lu’s resignation, and was comprised of only two members thereafter. On August 27, 2015, the Company received a letter from NASDAQ indicating that the Company was no longer in compliance with NASDAQ’s audit committee composition requirements as set forth in Listing Rule 5605(c). NASDAQ allows a period of time to come into compliance, and, following the appointment of Ms. Sim, an independent director, to the Audit Committee, the Company has regained compliance with Listing Rule 5605(c)(2)(A).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORTINET, INC.

	By:	/s/ JOHN WHITTLE
John Whittle
Vice President and General Counsel

Date: October 22, 2015